Exhibit 99.1

Dr. Ana K. Stankovic, MD, PhD, Appointed to Fluidigm Board of Directors

SOUTH SAN FRANCISCO, Calif., Dec. 15, 2020 (GLOBE NEWSWIRE) – Fluidigm Corporation (Nasdaq:FLDM), an innovative biotechnology tools provider with a vision to improve life through comprehensive health insight, today announced the appointment of Dr. Ana K. Stankovic, MD, PhD, MSPH, to the company’s Board of Directors. Dr. Stankovic is a seasoned leader with more than 30 years of research and development experience in academic, government, in vitro diagnostic and device industry settings.

Dr. Stankovic is currently managing partner at Koliada Consulting, LLC, a firm focused on biotech, medical devices and in vitro diagnostics. Previously, she was Senior Vice President, World Wide Regional Medical Affairs and Global Health, for Becton, Dickinson and Company (BD). Dr. Stankovic served in senior roles at BD for more than a decade, leading medical affairs and clinical operations for various BD business units.

Prior to her career at BD, she was Associate Clinical Professor, Department of Pathology, Microbiology and Immunology, at Vanderbilt University School of Medicine. She also served for two years as a Guest Lecturer in the Department of Pathology at Harvard Medical School. Dr. Stankovic is a former Chief Resident in the Department of Pathology at the University of Alabama at Birmingham. She is a board‑certified clinical pathologist with subspecialty training in blood bank/transfusion medicine and hematopathology.

“I am honored to join the Fluidigm team at this exciting time when the company’s leadership in infectious disease testing and immune profiling has enabled it to play a major role in addressing the COVID-19 pandemic,” said Dr. Stankovic. “Fluidigm is positioned to make meaningful contributions to life science research for the long term, and I am delighted for the opportunity to be a part of that journey.”

Dr. Stankovic possesses significant public health experience. She is a former official of the Centers for Disease Control and Prevention, having served as Medical Officer, Public Health Practice Program Office, Division of Laboratory Systems. Her career also includes medical oversight and compliance posts at Quest Diagnostics, Immucor, Inc., and the American Red Cross.

“Dr. Stankovic’s medical and public health expertise, coupled with remarkably broad experience across clinical and scientific institutions, makes her ideally suited to help us chart Fluidigm’s course in 2021 and beyond,” said Chris Linthwaite, President and CEO. “Her counsel will be particularly valuable as we execute further our diagnostics roadmap, expand the role of our technology in cutting‑edge immunology research and clinical trials, and engage more directly with government and public health agencies.

“Dr. Stankovic is a critical and welcome addition to our board at this historic time for Fluidigm.”

Dr. Stankovic earned her MD at The University of Belgrade, where she also obtained a PhD in Immunology. She holds a Master of Science in Public Health, Health Policy and Outcomes Research from the University of Alabama at Birmingham.

About Fluidigm
Fluidigm (Nasdaq:FLDM) focuses on the most pressing needs in translational and clinical research, including cancer, immunology, and immunotherapy. Using proprietary CyTOF® and microfluidics technologies, we develop, manufacture, and market multi-omic solutions to drive meaningful insights in health and disease, identify biomarkers to inform decisions, and accelerate the development of more effective therapies. Our customers are leading academic, government, pharmaceutical, biotechnology, plant and animal research, and clinical laboratories worldwide. Together with them, we strive to increase the quality of life for all. For more information, visit fluidigm.com.

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